Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Institutional Trust

We consent to the use of our reports dated December 19, 2016 with respect to the financial statements of Western Asset SMASh Series M Fund, Western Asset SMASh Series C Fund, and Western Asset SMASh Series EC Fund, each a series of the Legg Mason Partners Institutional Trust, as of October 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

New York, New York

February 16, 2017